Vitesse Semiconductor Corporation
Development Agreement for Proprietary Epitaxial DHBT Structure
Compatible with the VIP2 InP IC Process

Vitesse Semiconductor Corporation, a corporation organized under the laws of the state of Delaware,with a principal place of business at 741 Calle Plano, Camarillo, California 93012 (“Vitesse”) and GigaBeam Corporation, a corporation organized under the laws of the state of Delaware, with a principal place of business at 470 Springpark Place, Suite 900, Herndon, VA 20170 (“Customer”) agree to enter into this agreement (the “Agreement”) for the development of analog and digital communications integrated circuit products for the 50-300 GHz frequency range. In part, this work includes the development of a custom InP-based epitaxial layer stack to realize a transistor with properties required for the implementation of certain of the communications integrated circuit products. This Agreement is entered into this 8th day of August, 2005 (the “Effective Date”).

In consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.    Development and Evaluation.

a.
Customer agrees to furnish all critical DHBT device specifications required for Vitesse to develop and evaluate an InP-based epitaxial structure as set forth in subparagraphs b. - f. of this paragraph 1. These specifications may include, and are not limited to, functional description of operation of the transistor, arrangement and location of input, output, power, and control ports, temperature range of operation, and ac and dc performance.

b.
Vitesse shall design a multilayer epitaxial structure (the “Stack”) that, when used in conjunction with the VIP2 process, will produce transistors which meet the function and performance specified in part a. above, fabricate wafers using the VIP2 InP integrated circuit process, and provide prototypes of the transistors (the “ Transistor Prototypes”) to Customer for development and evaluation purposes all in accordance with the schedule and completion dates (the “Schedule”) set forth in Exhibit 1 attached hereto.

c.
In accordance with the Schedule, Vitesse shall evaluate the Transistor Prototypes within its own facility and supply the results of this evaluation to Customer. Customer may also evaluate Transistor Prototypes within its own facility and provide Vitesse written reports of the performance and deficiencies of the Transistor Prototypes in accordance with the Schedule. Based on these evaluations, Vitesse will modify and construct a transistor model, within the Cadence design environment, suitable for use in high frequency circuit design. Upon reasonable request of Vitesse, Customer shall grant Vitesse representatives access to Customer’s facility to observe evaluations. Vitesse shall deliver to Customer the final design kit with updated transistor models per the dates in the Schedule.

d.	Upon completion of the development and evaluation of the Transistor Prototypes, Vitesse shall make the Stack available for use by Customer in the development of InP-based integrated circuit.

e.	Vitesse shall review all Customer proposed integrated circuit product concepts and provide design services, where possible, to enable the timely demonstration of prototypes (the “IC Prototypes”).

f.
On a biweekly basis, Vitesse shall provide Customer with information as to the progress and status of each development effort being conducted under this Agreement. Such documentation shall include, but is not limited to physical and/or schematic descriptions of the Prototype(s), test data, and an updated milestone chart showing performance in relationship to the Schedule.

g.	Vitesse shall provide the necessary skilled personnel and proper facilities to perform its obligations under this Agreement.

2.    Pricing.

a.
Pricing for the Stack development project is set forth, in Exhibit 2 attached hereto. The Stack Development Price (as defined in Exhibit 2) will be paid by Customer to Vitesse, in full satisfaction for the completion of the Stack development project and related deliverables as set forth in the Schedule, and paid in accordance with the payment terms set forth in Paragraph 5 c. (1) of this Agreement.

b.	Pricing for IC Prototypes and/or other developments shall be mutually agreed upon in applicable Purchase Order(s) (defined below).

3.    Exclusivity.

Customer and Vitesse agree that during the term of this Agreement and any renewal or extension thereof that Vitesse will not compete with Customer by developing, designing, or selling analog or digital InP products for radio communications applications in the 50 - 300 GHz frequency range (the “Field of Use”) subject to Customer maintaining the minimum dollar volume of business with Vitesse as set forth in Exhibit 3 hereto.

4.    Orders; Payment Terms; Delivery Terms.

a.	Upon execution of this Agreement, Customer shall issue a purchase order (“Development Order”) for the Stack development project.

b.
Customer may (but is not required) to purchase additional development or design services, IC foundry services and/or custom IC Prototype development to produce a product (the “Product”), by issuing purchase orders (“Purchase Orders”) to Vitesse from time to time. Purchase Orders, if any, shall be issued in writing, by mail, facsimile or electronic means as the parties may from time to time agree. Each Purchase Order issued under this Agreement is made a part of, and incorporated into, this Agreement. If any term of this Agreement conflicts with any term of a Purchase Order, this Agreement shall control. Acceptance of a Purchase Order by Vitesse does not constitute acceptance of provisions in the Purchase Order that conflict with this Agreement; no additional or different provisions proposed by Customer shall apply.

c.	The payment terms shall be as follows:

Development Order:	20% net 30 days after receipt of Development Order

20% net 30 days after review of Stack by GigaBeam

40% net 30 days after the start of transistor fabrication

20% net 30 days after delivery to Customer of design kit with updated transistor models

Future foundry services purchases:	40% net 30 days after start of wafer lot

40% net 30 days after delivery of Testar1 data

20% net 30 days after delivery of Testar2 data

IC design and development services:	25% net 30 days after design start

25% net 30 days after Preliminary Design Review

25% net 30 days after Critical Design Review

25% net 30 days after release of GDS2 database tape to mask maker

d.
Customer shall pay all shipping and insurance costs associated with the delivery of Product. All shipments to or from Vitesse’s facilities shall be F.O.B. Vitesse’s facilities. Title and risk of damage or loss to the Product and Prototypes passes to Customer upon tender of the Product and Prototypes to the shipping carrier at Vitesse’s facilities.

e.
Customer shall be responsible for all applicable state, federal and local taxes, customs, duties, tariffs, assessments and other charges applicable to the sale or transfer of the Product and Prototypes from Vitesse to Customer, excluding all taxes computed on the net income or gross revenue of Vitesse.

f.
Customer shall pay interest on any amount not paid when due at a monthly rate of 1.5% or the maximum rate allowed by law, whichever is lower. In the event of a good faith dispute with any invoice issued by Vitesse under this agreement, Customer shall pay the undisputed portion in accordance with this Agreement. The parties will use commercially reasonable efforts to resolve any disputes within thirty days of Customer’s notification of such a dispute to Vitesse.

5.    Limited Warranty and Disclaimer.

a.
ALL PROTOTYPES ARE BEING PROVIDED “AS IS.” VITESSE MAKES NO WARRANTIES WITH RESPECT TO THE PROTOTYPES INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

b.
As Vitesse’s sole obligation and as Customer’s exclusive remedy for any defective or nonconformity of any Product, Customer shall have the right to return any defective or nonconforming Product to Vitesse within 30 days of receipt of such Product, and Vitesse shall, in its sole discretion, either replace or repair such Product within 30 days of receipt of the returned Product. As used herein, “defective or nonconforming Product” means Products that do not meet the Final Specifications as mutually agreed upon between Customer and Vitesse.

c.
EXCEPT AS SET FORTH IN SECTION 5(b), VITESSE DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO ANY PRODUCT, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT VITESSE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED OR OTHERWISE IS IN FACT AWARE OF ANY SUCH PURPOSE) OR CONDITIONS OF TITLE OR NONINFRINGEMENT, WHETHER ALLEGED TO ARISE BY OPERATION OF LAW, BY REASON OF CUSTOMER’S ACTS OR OMISSIONS OR USAGE IN THE TRADE OR BY COURSE OF DEALING. VITESSE ALSO EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CUSTOMER. ALL VITESSE’S WARRANTIES SHALL BE NULL AND VOID IF CUSTOMER OR ANYONE ELSE (i) ALTERS OR MODIFIES THE PRODUCT WITHOUT VITESSE’S PRIOR WRITTEN APPROVAL; (ii) DOES NOT USE THE PRODUCT IN ACCORDANCE WITH ANY ACCOMPANYING DOCUMENTATION OR OTHER INSTRUCTIONS; OR (iii) IF THE PRODUCT FAILS BECAUSE OF ANY ACCIDENT, ABUSE OR MISAPPLICATION.

d.
VITESSE’S LIABILITY FOR ANY CLAIMS, LOSSES OR DAMAGES ARISING UNDER THIS AGREEMENT WITH RESPECT TO THE PROTOTYPES OR THE PRODUCT SHALL NOT EXCEED THE AMOUNT THAT CUSTOMER HAS PAID VITESSE FOR THE SPECIFIC PROTOTYPE OR PRODUCT THAT CAUSED THE DAMAGE. NEITHER VITESSE NOR CUSTOMER SHALL BE LIABLE TO THE OTHER OR ANY OTHER PERSON OR ENTITY, IN CONTRACT, TORT OR OTHERWISE, FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES TO DATA OR SYSTEMS OR FOR LOST PROFITS) AND ANY INCIDENTAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING FROM ANY MATTERS COVERED BY THIS AGREEMENT, WHETHER FOR BREACH OF WARRANTY OR OTHERWISE, EVEN IF VITESSE OR CUSTOMER, AS THE CASE MAY BE, HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.    Indemnification.

a.
Vitesse shall indemnify and hold harmless Customer and its shareholders, officers, directors, employees and agents from and against any losses, costs or damages, including reasonable attorneys’ fees and expenses, arising or resulting from or in connection with (i) the fault, negligence or misconduct of Vitesse, its employees, representatives or agents in performing or failing to perform this Agreement; (ii) the breach by Vitesse of its obligations hereunder, including without limitation, any warranty provided in this Agreement with respect to the Prototype or Product; and (iii) the use of the Prototype or Product in accordance with the instructions of Vitesse. The foregoing indemnification shall be null and void if (A) the Product is not installed, operated and maintained according to written procedures recommend by Vitesse or (B) the Product has been altered, or modified with other products or materials without Vitesse’s prior written approval.

b.
Customer shall indemnify and hold harmless Vitesse and its shareholders, officers, directors, employees and agents from and against any losses, costs or damages, including reasonable attorneys’ fees, arising or resulting from or in connection with (i) the fault, misconduct or negligence of Customer, its employees, representatives or agents in the performance of this Agreement; (ii) the breach by Customer of its obligations hereunder; or (iii) any non-commercial damage resulting from use of any product or material supplied by Customer.

7.    Term and Termination.

This Agreement shall be effective as of the Effective Date and shall continue for a minimum five year term from the date hereof and will automatically extend on a year by year basis, provided, however, that this Agreement may be terminated for any of the following reasons:

a.
Either party hereto may terminate this Agreement: (i) in the event of a default by the other party of any material obligation of this Agreement, effective 30 days after written notice of such default is received by the other party and such default has not been cured or, if such default is incapable of being cured within the 30 day period, no steps have been taken to cure; or (ii) mutual written agreement of both parties.

b.
Either party hereto shall have the right to terminate this Agreement in the event the other party is unable to meet its debts and obligations to creditors when due and enters into an arrangement with its creditors with respect to the payment of its debts and obligations which arrangements is not terminated within thirty (30) days, makes a general assignment for the benefit of creditors, voluntarily files a petition in bankruptcy or has such a petition involuntarily filed against it, or is placed in an insolvency proceedings, or if an order is issued appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency covering all or substantially all of such party’s property.

8.    Confidentiality. Vitesse and Customer each acknowledges that the other is the owner of valuable confidential and proprietary information and trade secrets including, but not limited to, the terms of this Agreement, the results of any tests completed by Customer, the documentation exchanged between the parties relating to the Stack and any Product, the reports provided pursuant to Section 1(c) and any such similar information all of which are subject to the Non-Disclosure Agreement dated September 4, 2004.

9.    Intellectual Property. Vitesse Background Intellectual Property shall remain the exclusive property of Vitesse. Customer Background Intellectual Property shall remain the exclusive property of Customer. Vitesse and Customer will execute and deliver any and all applications, assignments, and documents necessary to evidence respective ownership.

Any Intellectual Property related to the Stack and any Products that are conceived, invented, or developed during the course of this Agreement or any extension or renewal thereof shall be jointly owned by Vitesse and Customer, shall be deemed to be cross licensed for use by each party on a royalty-free license basis, and subject to the exclusivity limitations set forth in paragraph 3 of this Agreement. Upon mutual agreement to obtain patent protection or to secure other Intellectual Property Rights for any such Intellectual Property, the parties will share equally the costs of any patent applications, registration or maintenance fees, including reasonable attorneys' fees and costs, that may be incurred in order to obtain such protection. In the event that either party shall elect in writing not to participate in obtaining patent or other Intellectual Property Right protection for such Intellectual Property, such party will, upon request, convey, license, or otherwise make available, its interest in the Intellectual Property to the other party.

For purposes of this paragraph 9, the following definitions shall apply:

"Intellectual Property" shall mean all work product, documents, drawings, specification, designs, algorithms, component board models, layout cells, schematics, functional blocks, diagrams, design rules, simulation models, software, test protocols, methods and patterns and other engineering, scientific, technical or other information, all techniques, inventions, improvements, innovations, methodologies, and know-how, whether patented, patentable, or registerable, all copyrights, trademarks, semiconductor or circuit layout rights (whether such rights are registered or not) together with trade secrets and unique process structures.

"Intellectual Property Rights" shall mean any and all rights throughout the world related to the ownership or exploitation of any Intellectual Property, including patent rights, rights in designs, copyrights and semiconductor topography rights (whether registered or not and any applications to obtain or register any of the foregoing), rights in inventions or other other confiddential information, and all other intellectual property rights of a similar or corresponding character as the context may require which may now or in the future exist.

“Customer Background Intellectual Property”shall mean the Intellectual Property owned or used, as at the Effective Date of this Agreement, by Customer and which Customer may provide to Vitesse under this Agreement, including Intellectual Property Rights embodied therein.

"Vitesse Background Intellectual Property" shall mean the Intellectual Property owned or used, as at the Effective Date of this Agreement, by Vitesse and which Vitesse may provide to Customer under this Agreement, including Intellectual Property Rights embodied therein.

10.   Contacts. Vitesse and Customer shall each specify, in writing, a primary contact for all purposes of this Agreement.

11.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware other than the conflicts of laws provisions thereof.

12.   Survival. Sections 5(c), 5(d), 6, 7, 8, 9, 11, 12, 18 and 19, shall survive the termination of this Agreement.

13.   Entire Agreement; Modification. This Agreement and the exhibits hereto, constitute the entire agreement between the parties and supercedes any prior or contemporaneous agreements or understandings. No amendment or modification of this Agreement shall be effective unless in a writing signed by both parties hereto.

14.   Independent Contractor. This Agreement does not constitute Vitesse as an employee, agent, or legal representative of Customer for any purpose whatsoever. Vitesse is not granted, nor shall it represent that it has been granted, any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of, or in the name of, Customer, to incur debts or make collections for Customer or to bind Customer in any manner whatsoever. It being the intent of the parties hereto to create the relationship on the part of Vitesse of an independent contractor, for whose actions or failure to act, Customer shall not be responsible.

15.   Time of the Essence. Time is of the essence and Vitesse shall design and deliver the Stack and the Transistor Prototypes in accordance with Schedule 1 hereto.

16.   No Subcontracting. Vitesse may not subcontract in whole or in part any of its obligations under this Agreement without the prior written consent of Customer which may be withheld.

17.   Assignment. Neither party may assign or otherwise transfer any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, except either party may, upon prior written notice to the other party (but without any obligation to obtain the consent of such other party), assign this Agreement or any of its rights hereunder to any person or entity who succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such party provided such person or entity agrees in writing to assume and be bound by all of the obligations of such party under this Agreement. Any attempted assignment or transfer in contravention of this Section 17 shall be void and of no force and effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

18.   Waiver. No failure or delay by either party in exercising any of its rights or remedies hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of a party provided in this Agreement are cumulative and not exclusive of any rights or remedies provided under this Agreement, by law, in equity or otherwise.

19.   Notices. Any notice contemplated hereunder or provided for in this Agreement shall be made to the following in writing or by facsimile with confirmation or by overnight courier services as follows:

To Customer:	GigaBeam Corporation	To Vitesse:	Vitesse Semiconductor Corporation
	470 Springpark Place		741 Calle Plano
	Herndon, VA 20170		Camarillo, CA 93012
	Attn: Legal Department		Attn: Lynn Jones
	Fax: (571) 283-6203		Fax: (805) 987-5896

20.    Technology Escrow. Vitesse agrees during the term of this Agreement, including any extension or renewal thereof, to create and maintain current copies of any technical drawings or other technical documents relating to the design and specification of the Stack and any other development project undertaken pursuant to this Agreement (the “IP Materials”). Within 90 days of the date of this Agreement, Vitesse will enter into a binding contractual arrangement with an escrow agent mutually agreeable to the parties hereto (the “Escrow Agent”) according to which the Escrow Agent will agree (i) to hold and safeguard the escrowed IP Materials during the term of this Agreement (and any extension or renewal thereof), and (ii) to release a copy of such escrowed IP Materials to Customer if and when Vitesse enters into bankruptcy, liquidates or winds up its business during the term of this Agreement.

IN WITNESS WERHEOF, the parties hereto, by their duly authorized representatives, have caused this Agreement to be executed as of the date first above written.

GigaBeam Corporation	Vitesse Semiconductor Corporation

/s/ Douglas G. Lockie	/s/ R. A. Milano
Signature	Signature

Douglas G. Lockie	R. A. Milano
Name	Name

President	V.P. Optical Technology
Title	Title

August 8, 2005	August 8, 2005
Date	Date

Exhibit 1
Stack Development Schedule
Milestones dates of completion are measured sequentially commencing from order placement and receipt of the key specs that the device must meet (e.g ft, fmax, beta, etc).

Critical Milestone:	Date of Completion:

Define epi stack and order wafers	1 week
Receive epi material	3 weeks
Process wafer lot using existing mask set	10 weeks
Characterize wafer lot	3 weeks
Update transistor models & release design kit	2 weeks

Exhibit 2
Stack Development Pricing

Fabricate one lot of 5 InP wafers using existing mask set	$125,000

Characterize all wafers	50,000

Update transistor model and release design kit	30,000

Stack Development Price:	$205,000

Exhibit 3
Exclusivity Minimums

The minimum business level for maintaining exclusivity in the Field of Use for each of the next five years is shown below. The minimum business level may be satisfied by Customer with a combination of development and/or production orders and/or government funding (provided that any participation by Vitesse in securing such government funding is limited to co-marketing and support activities (e.g., proposal writing, briefings, project reporting, etc.) where the costs of Vitesse of such activities are less and 5% of the value of the funding) under this Agreement:

Period	Business Level Minimums
August 8, 2005 through August 7, 2006	$600,000
August 8, 2006 through August 7, 2007	$2,000,000
August 8, 2007 through August 7, 2008	$5,000,000
August 8, 2008 through August 7, 2009	$7,000,000
August 8, 2009 through August 7, 2010	$10,000,000